Exhibit 99.1

WILSHIRE BANCORP, INC.	NEWS RELEASE

Wilshire Bancorp Announces Acquisition of BankAsiana

Acquisition will double the size of Wilshire State Bank’s New York/New Jersey franchise

LOS ANGELES (June 10, 2013) – Wilshire Bancorp, Inc. (NASDAQ: WIBC), the parent company of Wilshire State Bank, announced today the signing of a definitive agreement under which Wilshire will acquire BankAsiana.  BankAsiana is a New Jersey state chartered commercial bank with three branches serving the Korean-American community in the New York/New Jersey market.  As of March 31, 2013, BankAsiana had total assets of $207.3 million, total net loans of $161.2 million and total deposits of $164.6 million.

The transaction is structured as a series of mergers in which BankAsiana will ultimately merge into Wilshire State Bank, with Wilshire State Bank as the surviving entity.  Under terms of the definitive agreement, the transaction is valued at approximately $32.5 million, which will be paid to BankAsiana shareholders and option holders in cash.  The transaction is expected to close before the end of 2013, and is subject to approval by the shareholders of BankAsiana, applicable bank and other regulatory approvals and the satisfaction of other customary closing conditions.

“We believe the acquisition of BankAsiana offers significant financial and strategic benefits for Wilshire Bancorp,” said Jae Whan Yoo, President and Chief Executive Officer of Wilshire Bancorp and Wilshire State Bank.  “BankAsiana is the largest Korean-American bank headquartered in the New York/New Jersey market, which is the second largest Korean-American market in the U.S.  This transaction will double the size of Wilshire’s New York/New Jersey franchise, further diversifying the loan portfolio and providing greater exposure to fast growing market segments in New York and New Jersey.

“BankAsiana has a healthy, strong and attractive balance sheet and is a proven developer of new business relationships.  With higher lending limits, Wilshire Bancorp will be able to capitalize on additional growth opportunities within the existing BankAsiana customer base.  In addition, there is significant overlap in our operations that we believe provides meaningful opportunities to enhance our overall efficiency,” said Mr. Yoo. “We believe this proposed acquisition is a smart use of our excess capital, allowing us to consolidate a smaller, in-market player that has a similar business model and corporate culture to Wilshire.”

“Wilshire is an excellent partner for BankAsiana that will enable us to better serve our customers,” said Hong Sik Hur, President and Chief Executive Officer of BankAsiana.  “We will be able to offer our customers a broader suite of products and services, and have the financial capacity to accommodate their larger borrowing needs.  We are very pleased to be joining the Wilshire family and look forward to leveraging Wilshire’s enhanced resources in order to provide a superior banking experience for our customers.”

ABOUT WILSHIRE BANCORP

Headquartered in Los Angeles, Wilshire State Bank operates 25 branch offices in California, Texas, New Jersey and New York, and eight loan production offices in Dallas and Houston, TX, Atlanta, GA, Aurora, CO, Annandale, VA, Fort Lee, NJ, Newark, CA, and Bellevue, WA, and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area.  For more information, please go to www.wilshirebank.com.

ABOUT BANKASIANA

BankAsiana is a New Jersey state-chartered, FDIC-insured commercial bank with a focus on the Korean-American community and other ethnic minorities in the New York/New Jersey area Headquartered in Palisades Park, New Jersey, BankAsiana operates three branch offices, two in New Jersey, and one and New York.  For more information, please go to www.bankasiana.com.

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed transaction involving Wilshire and BankAsiana including future financial and operating results, Wilshire’s or BankAsiana’s plans, objectives, expectations and intentions, the expected timing of completion of the transaction, and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties relating to: (i) the ability to obtain the requisite and BankAsiana shareholder approvals; (ii) the risk that Wilshire or BankAsiana may be unable to obtain governmental and regulatory approvals required for the transaction, or required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could cause the parties to abandon the transaction; (iii) the risk that a condition to closing of the transaction may not be satisfied; (iv) the timing to consummate the proposed transaction; (v) the risk that the businesses will not be integrated successfully; (vi) the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; (vii) disruption from the transaction making it more difficult to maintain relationships with customers, employees or vendors; (viii) the diversion of management time on transaction-related issues; (ix) general worldwide economic conditions and related uncertainties; (x) the effect of changes in governmental regulations; (xi) credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or to otherwise perform as agreed; (xii) interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; (xiii) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (xiv) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (xv) transaction risk arising from problems with service or product delivery; (xvi) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (xvii) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (xviii) reputation risk that adversely affects earnings or capital arising from negative public opinion; (xix) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (xx) economic downturn risk resulting in deterioration in the credit markets; (xxi) greater than expected noninterest expenses; (xxii) excessive loan losses; and (xxiii) other factors we discuss or refer to in the “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the SEC. Additional risks and uncertainties are identified and discussed in Wilshire’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of the particular statement and Wilshire undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT INFORMATION

For Wilshire Bancorp:

Alex Ko, EVP & CFO

(213) 427-6560

alexko@wilshirebank.com

For BankAsiana:

Frank J. Gleeson, SVP & CFO

(201) 282-5506

fgleeson@BankAsiana.com